NUVERRA ENVIRONMENTAL SOLUTIONS, INC.
ANNOUNCES RESULTS OF RIGHTS OFFERING

SCOTTSDALE, AZ (January 3, 2019) – Nuverra Environmental Solutions, Inc. (NYSE American: NES) (“Nuverra” or the “Company”) today announced the results of its Rights Offering to shareholders, which closed to subscriptions on December 28, 2018. Aggregate gross proceeds to the Company were $32.5 million, which is the maximum amount allowable under the terms of the Rights Offering.
The Rights Offering launched on December 10, 2018 and was backstopped by Ascribe II Investments LLC and Ascribe III Investments LLC (collectively “Ascribe”) and ECF Value Fund LP, ECF Value Fund II LP and ECF Value Fund International Master L.P. (collectively “Gates”), which collectively held approximately 88.6% of the issued and outstanding shares of Nuverra’s common stock as of the record date (December 10, 2018) for the Rights Offering. The Rights Offering was made pursuant to a prospectus supplement to the previously-filed Registration Statement on Form S-1, which was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on December 7, 2018.
Nuverra sold an aggregate of 3,381,894 shares of common stock at a purchase price of $9.61 per share in the Rights Offering. A total of 3,157,563 shares will be issued pursuant to the basic rights exercised (including 2,996,003 shares issued to Ascribe and Gates and 161,560 shares issued to other stockholders); 5 shares will be issued to stockholders (other than Ascribe and Gates) pursuant to the oversubscription privilege; and Ascribe and Gates will be issued 224,326 shares pursuant to their backstop commitment.
The shares of common stock subscribed for in the Rights Offering are expected to be distributed to applicable offering participants through the Company’s transfer agent or through the clearing systems of the Depository Trust Company, which commenced on January 2, 2019. Immediately following closing of the Rights Offering, the Company will have 15,614,981 common shares outstanding.
This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Nuverra
Nuverra Environmental Solutions, Inc. is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, and disposal of restricted solids, water, wastewater, waste fluids, and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand strict environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the SEC at http://www.sec.gov.
Contacts
Nuverra Environmental Solutions, Inc.
Investor Relations
602-903-7802
ir@nuverra.com